UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 28, 2007

First Security Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

000-549747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On August 28, 2007, First Security exercised its option to terminate a series of cash flow swaps with a total notional value of $150 million that was executed in June 2007.  As a result of the unexpected and significant market volatility in interest rates over the last two months, First Security’s Board of Directors and management determined that it was in the best interest of First Security and its shareholders to lock-in the current positive net present value of the interest rate swaps.  As a result of this transaction, First Security will receive cash proceeds of approximately $2.0 million, and will recognize approximately $2.0 million in income over the remaining life of the original cash flow swaps.  The cash proceeds may be used to fund loan growth, as well as a portion of First Security’s recently announced stock repurchase program.

Rodger B. Holley, First Security’s Chief Executive Officer, explained “The rapid changes in the futures market for interest rates provided First Security with a unique opportunity to secure a two million dollar gain in a volatile environment.  The Board of Directors believes it is in the best interest of First Security and its shareholders to provide this certainty in a market of uncertainties.”

During the last week of June 2007, First Security entered into a series of cash flow swaps with a total notional value of $150 million.  A total of seven transactions were completed, with durations ranging from two years to five years.  First Security swapped floating rate cash flow payments on a portion of its Prime-based variable rate loans for fixed rate payments.  The remaining weighted average maturity of the swaps is approximately 3.4 years.  First Security will accrete the pre-tax gain to interest income according to the following schedule:

3Q-2007	4Q-2007	2007	2008	2009	2010	2011	2012
$55,000	$150,000	$205,000	$597,000	$533,000	$394,000	$219,000	$62,000

“We continue to believe in the value of interest rate swaps and other derivative instruments to manage interest rate risks, and expect to pursue the use of derivate instruments going forward,” explained First Security’s Chief Financial Officer, William L. (Chip) Lusk, Jr.  “While we entered into the swaps with intent to hedge our interest rate risk, the subsequent and unusual circumstances in the financial markets presented us with the chance to receive a significant benefit by unwinding our swap position.”

Additional details regarding the termination of the swaps will be presented in First Security’s earnings release and quarterly report on Form 10-Q for the quarter ending September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: August 30, 2007
	By:	/s/ William L. Lusk, Jr
	Name:	William L. Lusk, Jr.
	Title:	Chief Financial Officer